                            HOMESIDE LENDING, INC.
      EXHIBIT 12.1- COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)



The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three months ended December 31, 2000 and 1999. The ratio of earnings to fixed charges is computed by dividing the net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.




                                              FOR THE THREE                  FOR THE THREE
                                               MONTHS ENDED                   MONTHS ENDED
                                             DECEMBER 31, 2000               DECEMBER 31, 1999
                                             -----------------               -----------------
Earnings before income taxes and
cumulative effect of a change in
accounting principle                      $              28,905           $                25,697
                                          ---------------------           -----------------------
Interest expense                                         45,654                            33,151

Interest portion of rental expense                          973                               908
                                          ---------------------           -----------------------
Fixed charges                                            46,427                            34,059
                                          ---------------------           -----------------------
Earnings before fixed charges                            75,332                            59,756
                                          ---------------------           -----------------------
Fixed Charges
-------------

Interest expense                                         45,454                            33,151

Interest portion of rental expense                          973                               908
                                          ---------------------           -----------------------
Fixed charges                             $              46,427                            34,059
                                          ---------------------           -----------------------
                                          ---------------------           -----------------------
Ratio of earnings to fixed charges                         1.62 *                            1.75
                                          =====================           =======================



* Ratio of earnings to fixed charges using earnings before income taxes and after cumulative effect of a change in accounting principle for the three months ended December 31, 2000 equals 1.65.